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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                             FILE NO. 333-120390

PROSPECTUS



                           MARKLAND TECHNOLOGIES, INC.



               PROSPECTUS SUPPLEMENT NO. 2 DATED DECEMBER 30, 2004

                                       TO

                      THE PROSPECTUS DATED DECEMBER 2, 2004
                  AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME


         THIS PROSPECTUS SUPPLEMENT DATED DECEMBER 30, 2004 ("SUPPLEMENT NO. 2") SUPPLEMENTS THE INFORMATION WE PROVIDED IN OUR PROSPECTUS DATED DECEMBER 2, 2004, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME (THE "PROSPECTUS"), RELATING TO THE RESALE, FROM TIME TO TIME OF UP TO 35,193,346 SHARES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS NAMED THEREIN.

         SUPPLEMENT NO. 2 IS BEING DELIVERED TO YOU ALONG WITH THE PROSPECTUS. SUPPLEMENT NO. 2 SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS AND IS QUALIFIED BY REFERENCE TO THE PROSPECTUS EXCEPT TO THE EXTENT THAT THE INFORMATION IN SUPPLEMENT NO. 2 SUPERSEDES THE INFORMATION CONTAINED IN THE PROSPECTUS. STOCKHOLDERS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS IN CONJUNCTION WITH SUPPLEMENT NO. 2 BEFORE MAKING AN INVESTMENT DECISION.

                               RECENT DEVELOPMENTS
                               -------------------


         This prospectus supplement reflects a change to the registration statement on Form SB-2 dated December 2, 2004 (the "Prospectus") of Markland technologies, Inc. with respect to the exercise price for the warrants held by the selling stockholders identified in the Prospectus. The Warrant Amendments were filed with the SEC on December 30, 2004 as exhibits to our current report on Form 8-K filed on that date. These filings are public documents available on the SEC's web site at www.sec.gov. We urge you to obtain and read carefully copies of these documents and this registration statement before making an investment decision.


         On December 28, 2004, and December 29, 2004, the Company entered into agreements to amend terms of certain of its warrant to purchase shares of the Company's Common Stock. In the aggregate, the amended warrants represent the right to purchase 7,818,750 shares of the Company's Common Stock. All of the shares underlying the amended warrants are registered pursuant to the Registration Statement of which the Prospectus and this prospectus supplement are a part and each of the warrant holders is a selling shareholder identified in the Prospectus.

Amendment to Warrants Issued to DKR Soundshore Oasis Holding Fund Ltd. and DKR Soundshore Strategic Holding Fund Ltd.
--------------------------------------------------------------------------------

         On December 28, 2004, we entered into agreements (the "DKR AMENDMENTS") with DKR Soundshore Oasis Holding Fund Ltd. and DKR Soundshore Strategic Holding Fund Ltd. (collectively "DKR") to amend terms of warrants issued to DKR on September 21, 2004 (the "DKR WARRANTS"), for the purchase of up to 5,200,000 shares of our common stock, $0.0001 par value per share (the "COMMON STOCK") issued in connection with our September 21, 2004, private placement. Specifically, subject to the terms and conditions contained in the DKR Amendment, the parties have agreed:

         o To amend the DKR Warrants so that DKR may exercise all or any portion of the Warrants for an exercise price of $0.60 per share of the Common Stock, from December 28, 2004 until February 28, 2005 (the "DKR EXERCISE PERIOD"). At the end of the DKR Exercise Period, the amendment shall expire and the exercise terms of the DKR Warrants existing prior to December 28, 2004, shall be effective.

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         o        That DKR shall exercise a minimum of $600,000 in exercise
                  price of the DKR Warrants, as amended, on or before the close of business, New York City time, on December 31, 2004.

         o That the number of shares of Common Stock subject to the DKR Warrants shall not be adjusted as a result of the temporary reduction in exercise price.

         o That at the end of the DKR Exercise Period, we will issue to DKR warrants to purchase a number of shares of Common Stock equal to the number of shares purchased by DKR during the DKR Exercise Period at an exercise price of $1.50 per share (the "NEW DKR WARRANTS").

Relationship with DKR
---------------------

         As previously reported in our Current report on Form 8-K filed on September 23, 2004, on September 21, 2004, we issued notes and warrants to DKR in a private placement made in reliance on Section 4(2) of Securities Act of 1933. DKR holds our Common Stock and are "accredited investors" within the meaning of Regulation D. The shares underlying these Notes and warrants issued on September 21, 2004 have been registered with the SEC in a registration statement on Form SB-2 that was declared effective on December 2, 2004 (File No. 333-120390).

A DESCRIPTION OF THE SEPTEMBER 21, 2004, PRIVATE PLACEMENT IS INCLUDED IN OUR CURRENT REPORT ON FORM 8-K FILED ON SEPTEMBER 23, 2004 (FILE NO. 000-28863). THE PURCHASE AGREEMENT AND THE FORMS OF NOTE AND WARRANT EXECUTED IN CONNECTION WITH THAT PRIVATE PLACEMENT WERE FILED AS EXHIBITS THERETO. A DESCRIPTION OF OUR AGREEMENT TO REGISTER 4,400,000 SHARES OF COMMON STOCK UNDERLYING THE WARRANTS ISSUED ON DECEMBER 7, 2004 IS INCLUDED IN OUR CURRENT REPORT ON FORM 8-K FILED ON DECEMBER 9, 2004 (FILE NO. 000-28863). THESE FILINGS ARE PUBLIC DOCUMENTS AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY COPIES OF THESE DOCUMENTS AND THIS CURRENT REPORT AND ITS EXHIBITS.

Amendment to Warrants Issued to Greenfield Capital Partners LLC
---------------------------------------------------------------

         On December 29, 2004, we entered into an agreement (the "GREENFIELD AMENDMENT") with Greenfield Capital Partners LLC ("GREENFIELD") to amend the terms of a warrant issued to Greenfield on September 22, 2004 (the "GREENFIELD WARRANT") for the purchase of up to 750,000 shares of Common Stock as compensation for consulting services performed by Greenfield in connection with our September 21, 2004, private placement. Specifically, subject to the terms and conditions contained in the Greenfield Amendment, the parties have agreed:

         o To amend the Greenfield Warrants so that Greenfield may exercise all or any portion of the Greenfield Warrant for an exercise price of $0.60 per share of Common Stock, from December 29, 2004 until January 31, 2005 (the "GREENFIELD EXERCISE PERIOD").

         o That Greenfield shall exercise a minimum of 400,000 of the Greenfield Warrant, as amended, on or before the close of business, New York City time, on December 31, 2004, and 350,000 of the Greenfield Warrants, as amended, on or before the close of business, New York City time, on January 31, 2004

         o That the number of shares of Common Stock subject to the Greenfield Warrant shall not be adjusted as a result of the temporary reduction in exercise price.

         o That section 2(b) of the Greenfield Warrant shall be amended so as to prohibit the exercise of the Greenfield Warrants to the extent that such issuance would result in Greenfield beneficially owning more than 9.99% of the outstanding shares of Common Stock.

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Relationship with Greenfield
----------------------------

         On September 22, 2004, we issued warrants, substantially the same in form as the DKR Warrants, to Greenfield as compensation for consulting services performed by Greenfield in connection with the our September 21, 2004, private placement. This issuance was made in reliance on Section 4(2) of Securities Act of 1933. Greenfield holds our Common Stock and is an "accredited investor" within the meaning of Regulation D. The shares underlying the warrants issued on September 22, 2004, have been registered with the SEC in a registration statement on Form SB-2 that was declared effective on December 2, 2004 (File No. 333-120390).

         As previously reported in our registration statement on Form SB-2 filed on November 10, 2004, on November 9, 2004, we issued warrants to Greenfield as compensation for consulting services performed by Greenfield in connection with the our November 9, 2004, private placement. This issuance was made in reliance on Section 4(2) of Securities Act of 1933.

Amendment to Warrants issued to Southridge Partners LP
---------------------------------------------------------------------

         On December 29, 2004, we entered into an agreement (the "SOUTHRIDGE AMENDMENT") with Southridge Partners LP ("SOUTHRIDGE") to amend the terms of a warrant issued to Southridge on November 9, 2004 (the "SOUTHRIDGE WARRANT") for the purchase of up to 568,750 shares of Common Stock in connection with our November 9, 2004, private placement. Specifically, subject to the terms and conditions contained in the Southridge Amendment, the parties have agreed:

         o To amend the Southridge Warrant so that Southridge may exercise all or any portion of the Southridge Warrant for an exercise price of $0.60 per share of Common Stock, from December 29, 2004 until December 31, 2004 (the "SOUTHRIDGE EXERCISE PERIOD").

         o That Southridge shall exercise all of the of the Southridge Warrant, as amended, on or before the close of business, New York City time, on December 31, 2004.

         o That the number of shares of Common Stock subject to the Southridge Warrant shall not be adjusted as a result of the temporary reduction in exercise price.

         o That section 11(a) of the Southridge Warrant shall be deleted in its entirety so as to eliminate restrictions on the ability of Southridge to exercise the Southridge Warrants based on the number of shares of Common Stock beneficially owned by Southridge.

Relationship with Southridge
----------------------------

         As previously reported in our registration statement on Form SB-2 filed on November 10, 2004, on November 9, 2004 we issued Notes and warrants to Southridge in a private placement made in reliance on Section 4(2) of Securities Act of 1933. Southridge holds our Common Stock and is an "accredited investors" within the meaning of Regulation D. The shares underlying these Notes and warrants issued on November 9, 2004 have been registered with the SEC in a registration statement on Form SB-2 that was declared effective on December 2, 2004 (File No. 333-120390).

A DESCRIPTION OF THE NOVEMBER 9, 2004, PRIVATE PLACEMENT IS INCLUDED IN OUR REGISTRATION STATEMENT ON FORM SB-2 FILED ON NOVEMBER 10, 2004 (FILE NO. 333-120390). THE PURCHASE AGREEMENT AND THE FORMS OF NOTE AND WARRANT EXECUTED IN CONNECTION WITH THAT PRIVATE PLACEMENT ARE SUBSTANTIALLY THE SAME AS THOSE ISSUED IN OUR SEPTEMBER 21, 2004, PRIVATE PLACEMENT AND FILED AS EXHIBITS WITH THE COMPANY'S CURRENT REPORT OF FORM 8-K FILED ON SEPTEMBER 23, 2004 (FILE NO. 000-28863). THESE FILINGS ARE PUBLIC DOCUMENTS AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY COPIES OF THESE DOCUMENTS AND THIS CURRENT REPORT AND ITS EXHIBITS.

            Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "MRKL.OB." On December 29, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.785 per share.

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                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this supplement are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Our Financial Condition and Results of Operations" and "Business" in our Prospectus. We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

                               -------------------

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

                               -------------------



          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

      SEE RISK FACTORS BEGINNING ON PAGE 5 AND ELSEWHERE IN THE PROSPECTUS.


                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 30, 2004


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